Exhibit (c)(2)

28 FEBRUARY 2013 CONFIDENTIAL PRESENTATION TO THE SPECIAL COMMITTEE

CONFIDENTIAL Disclaimer The information herein has been prepared by Lazard based upon information supplied by Sauer-Danfoss (the “Company”) or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company and the Special Committee of the Board of Directors of the Company (the "Special Committee") with respect to the anticipated future performance of the Company. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or any other entity, or concerning solvency or fair value of the Company or any other entity. With respect to financial forecasts, at the direction of the Special Committee, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Special Committee, after considering the views of management of the Company, as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard (such consent not to be unreasonably delayed, conditioned or withheld); provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to the Special Committee, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice.

SAUER DANFOSS CONFIDENTIAL

Background

DATE	KEY EVENTS
11/28/12	■ Danfoss announces proposal to acquire all the remaining shares of Sauer-Danfoss it does not currently own for $49.00/share in cash (11/27 unaffected share price of $39.38) and indicates it has no interest in selling all or any part of its stake in Sauer-Danfoss
12/21/12	■ Lazard commences due diligence
1/11/13	■ Management financial forecast provided to Lazard, including preliminary 2012 results
1/18/13	■ Call with Special Committee and advisors to review Management financial forecast and key underlying assumptions
1/24/13	■ Call with Special Committee and advisors to review alternative scenarios to Management financial forecast requested by Special Committee. Special Committee instructs Lazard to use Special Committee Case financial forecast for its analysis
1/30/13	■ Call with Special Committee and advisors to review Lazard's preliminary financial analysis and analysis of potential strategic alternatives for the Company and formulate response to Danfoss proposal
2/4/13	■ Special Committee requests Danfoss consider sale of company to third-party to maximize value for all shareholders
2/6/13	■ Danfoss reaffirms it has no interest in selling company to a third-party
2/6/13	■ Special Committee counters at $61.00/share
2/7/13	■ Danfoss revises its offer to $54.00/share
2/11/13	■ Special Committee indicates it cannot respond to an offer below the then current market price of ~$55/share
2/13/13	■ Danfoss revises its offer to $56.50/share
2/15/13	■ Special Committee counters at $59.50/share
2/18/13	■ Danfoss revises its offer to $57.50/share
2/20/13	■ Special Committee makes "best and final" counter offer at $58.50/share

1 | LAZARD

SAUER DANFOSS
CONFIDENTIAL

Overview of Current Proposal

($ in millions, except per share data)

PRICE	$58.50/share in cash	
PREMIUM	Premia to Unaffected	
	1-Day Prior Share Price:	49%
	1-Week Prior Share Price:	49%
	4-Week Prior Share Price:	46%
	3-Month Prior Share Price:	53%
	Premium to current (2/27/13):	*8%*
IMPLIED VALUATION	Equity Value:	$2,835
	Enterprise Value:	2,667
	EV / EBITDA	
	2012A:	6.7x
	2013E[(a)]:	6.8x
	2014E[(a)]:	6.5x
TYPE	Cash tender offer	
FINANCING	No financing contingency	
CONDITIONS	■ Tender of a majority of the minority (non-waivable) ■ Other customary conditions (no MAE, accuracy of representations and covenant compliance, no injunction)	

- **Current proposal of $58.50/share represents a 49% premium over both the 1-day prior unaffected share price and the 1-week prior unaffected share price**
- **Also, represents a 19% increase from the initial proposal of $49.00/share made on November 28, 2012**

Source: Company filings, FactSet
Note: EBITDA adjusted to exclude one-time charges.
(a) 2013 and 2014 multiples based upon Special Committee Case financial forecast. The Company currently has no research analyst coverage.

2 | LAZARD

SAUER DANFOSS

CONFIDENTIAL

Current Proposal in Context

($ in millions, except per share data)

			Initial Proposal	Current Trading[a]	Current Proposal	Public Trading Comparables		Precedent Transactions[c]	Minority Buy-In Premiums[d]
						Parker Hannifin	Selected Customers[b]	Hydraulics	
Per Share			$49.00	$54.14	$58.50				
Change from Initial Proposal Price			-	*10%*	*19%*				
Aggregate Equity Value			$2,375	$2,624	$2,835				
Net Debt (incl. Minority Interest)			*(168)*	*(168)*	*(168)*				
Aggregate Enterprise Value			$2,207	$2,456	$2,667				
Implied Sales Multiple	2012A	$1,916	1.15x	1.28x	1.39x	1.18x	0.73x	1.10x	-
	2013E	1,957	1.13	1.25	1.36	1.15	0.67	-	-
	2014E	2,038	1.08	1.21	1.31	1.11	0.62	-	-
Implied EBITDA Multiple	2012A	$399	5.5x	6.1x	6.7x	8.4x	7.7x	8.3x	-
	2013E	394	5.6	6.2	6.8	7.8	6.7	-	-
	2014E	412	5.4	6.0	6.5	7.0	5.8	-	-
Premia to Unaffected									
1-Day Prior Share Price		$39.38	24%	37%	49%	-	-	-	29%
1-Week Prior Share Price		39.32	25%	38%	49%	-	-	-	30%
4-Week Prior Share Price		40.06	22%	35%	46%	-	-	-	29%
3-Month Prior Share Price		38.36	28%	41%	53%	-	-	-	-

Source: 2013 and 2014 multiples based upon Special Committee Case financial forecast, Company filings, FactSet.

Note: EBITDA adjusted to exclude one-time charges.

(a) Share price as of February 27, 2013.

(b) Selected Customers include AGCO, Cargotec, Caterpillar, Deere, Manitou, Oshkosh, Palfinger, Terex, and Toro; excludes CNH because share price reflects FIAT Industrial merger.

(c) Includes selected hydraulics transactions since 2000; refers to LTM multiples.

(d) Includes closed minority buy-ins with U.S. targets and transaction values in excess of $250 million since 2002; 100% cash transactions only.

3 | LAZARD

CONFIDENTIAL Price Stock Price Performance: Last 5 Years 4 Source: FactSet. (a) Selected Customers include AGCO, Cargotec, Caterpillar, Deere, Manitou, Oshkosh, Palfinger, Terex, and Toro; excludes CNH because share price reflects FIAT Industrial merger. Current Proposal: $58.50 28 Nov 2012 Danfoss announces proposal of $49.00 per share $22.48 10 Mar 2008 Danfoss acquires controlling stake $54.14 +141% Average Price Pre-Initial Proposal 1 Week $39.28 1 Year $41.29 1 Month 39.62 2 Years 40.97 3 Months 39.81 3 Years 32.50 Related Indices Performance Since Initial Proposal (11/28) S&P 500 7.5% Parker-Hannifin13.2% Selected Customers(a) 20.7%

CONFIDENTIAL Special Committee Case Financial Forecast: Summary ($ in millions) Q4 '13E - '17E Region 2011A 2011A 2012A 2012A 2013E 2014E 2015E 2016E 2017E CAGR Americas $892 $205 $205 $950 $981 $1,011 $1,064 $1,119 $1,175 4.6% % growth 6.5% 3.3% 3.1% 5.2% 5.2% 5.0% APAC 161 40 42 167 160 165 173 182 191 4.5% % growth 3.7% (4.2%) 3.0% 5.0% 5.0% 5.0% Europe 801 171 135 669 651 671 704 739 778 4.5% % growth (16.5%) (2.7%) 3.0% 5.0% 5.0% 5.2% China 203 30 31 130 165 191 225 261 299 16.0% % growth (36.0%) 26.9% 15.8% 17.8% 16.0% 14.6% Total Sales $2,057 $446 $413 $1,916 $1,957 $2,038 $2,166 $2,301 $2,443 5.7% Special Committee % growth 25.4% (7.4%) (6.9%) 2.1% 4.1% 6.3% 6.2% 6.1% selected financial plan for Lazard R&D 64 18 16 64 70 76 83 93 98 analysis % margin 3.1% 4.1% 3.9% 3.3% 3.6% 3.7% 3.8% 4.0% 4.0% EBITDA 458 68 67 399 394 412 442 467 489 5.6% % margin 22.3% 15.2% 16.1% 20.8% 20.1% 20.2% 20.4% 20.3% 20.0% CapEx 52 29 25 49 70 70 77 81 85 5.1% % of sales 2.5% 6.5% 6.2% 2.5% 3.6% 3.5% 3.5% 3.5% 3.5% NWC 256 -- -- 227 261 272 289 307 326 % of sales 12.4% 11.9% 13.3% 13.4% 13.4% 13.3% 13.4% Source: Special Committee Case financial forecast. Note: EBITDA adjusted to exclude one-time charges. 5

CONFIDENTIAL Financial Analysis: Summary ($ in millions, except per share data) BASIS IMPLIED PRICE PER SHARE RANGE COMMENTS 6.0x – 7.0x EBITDA Terminal Value Sauer-Danfoss’s long-term median trailing DISCOUNTED 10% – 11% WACC EBITDA multiple is 6.5x $57.04 $65.45 CASH FLOW Implied perpetuity growth rate range of 1.0% – 3.2% 6.0x – 7.0x No perfect public market comparable 2013E EBITDA Reference: selected competitors and PUBLIC 2013E EBITDA: $394 customers (similar end-market dynamics as $52.24 $60.37 COMPARABLES Sauer-Danfoss) Parker: 7.8x Deere: 5.8x Caterpillar: 5.9x Terex: 6.8x 6.5x – 8.5x 2012A EBITDA Limited relevant precedent hydraulics PRECEDENT 2012A EBITDA: $399 transactions since 2000 $57.04 $73.53 TRANSACTIONS Precedent transaction multiples reflect change of control transactions 30% – 45% Premium to Unaffected Price (1 All-cash minority buy-in transactions since MINORITY BUY- Day, 1 Week, 4 Weeks 2002 in excess of $250 million $51.19 $57.10 IN PREMIUMS Prior) Median 1-day premium of 29% and max premium of 46% $49 $55 $61 $67 $73 Current Price: Current Prop.: $54.14 $58.50 Source: Lazard analysis based upon Special Committee Case financial forecast, FactSet, Company filings. 6 Note: EBITDA adjusted to exclude one-time charges.

CONFIDENTIAL DCF Analysis ($ in millions, except per share data) Discount Total Enterprise Value Implied Equity Value Rate 6.0x 6.5x 7.0x 6.0x 6.5x 7.0x 10.0% $2,700 $2,852 $3,004 $2,868 $3,020 $3,172 10.5% 2,647 2,796 2,945 2,816 2,964 3,113 11.0% 2,596 2,742 2,887 2,764 2,910 3,055 Discount Implied Perpetuity Growth Implied Price Per Share Rate 6.0x 6.5x 7.0x 6.0x 6.5x 7.0x 10.0% 1.0% 1.7% 2.2% $59.18 $62.32 $65.45 10.5% 1.5% 2.1% 2.7% 58.10 61.16 64.23 11.0% 2.0% 2.6% 3.2% 57.04 60.04 63.04 Source: Lazard analysis based upon Special Committee Case financial forecast, Company filings. 7

CONFIDENTIAL Public Comparables ($ in millions, except per share data) Parker Selected Hannifin Customers(a)Implied Price Per Share $52.24 $56.31 $60.37 $93.56 --Equity Value 2,532 2,729 2,926 13,955 -- Enterprise Value $2,364 $2,561 $2,758 $15,480 -- Sauer-Danfoss EV as Multiple of: Revenue 2012A $1,916 1.23x 1.34x 1.44x 1.18x 0.73x 2013E 1,957 1.21 1.31 1.41 1.15 0.67 2014E 2,038 1.16 1.26 1.35 1.11 0.62 EBITDA 2012A $399 5.9x 6.4x 6.9x 8.4x 7.7x 2013E 394 6.0 6.5 7.0 7.8 6.7 2014E 412 5.7 6.2 6.7 7.0 5.8 Source: 2013 and 2014 multiples based upon Special Committee Case financial forecast, Company filings. Note: EBITDA adjusted to exclude one-time charges. (a) Selected Customers include AGCO, Cargotec, Caterpillar, Deere, Manitou, Oshkosh, Palfinger, Terex, and Toro; excludes CNH because share price reflects FIAT Industrial merger. 8

SAUER DANFOSS
CONFIDENTIAL

Precedent Transactions

($ in millions, except per share data)

					Hydraulics Transactions					
					Weichai Power / Linde (08/12)	Bosch / Hägglunds Drives (07/08)	Argan Capital / Faster (10/07)	Parker-Hannifin / Denison (12/03)	Sauer / Danfoss Fluid (01/00)	Parker-Hannifin / Commercial Intertech (01/00)
Implied Price Per Share		**$57.04**	**$65.29**	**$73.53**						
Equity Value		2,765	3,164	3,563						
Enterprise Value		**$2,596**	**$2,996**	**$3,395**	**$485**	**$721**	**$196**	**$198**	**$304**	**$473**
EV as Multiple of:	**Sauer-Danfoss**									
Revenue										
2012A	$1,916	1.36x	1.56x	1.77x	1.40x	2.16x	2.38x	1.13x	0.94x	0.88x
2013E	1,957	1.33	1.53	1.73						
2014E	2,038	1.27	1.47	1.67						
EBITDA										
2012A	$399	6.5x	7.5x	8.5x	9.9x	9.3x	9.0x	8.2x	6.7x	7.4x
2013E	394	6.6	7.6	8.6						
2014E	412	6.3	7.3	8.2						

Memo

- **Linde Hydraulics:** Acquisition was part of long term strategic investment (Weichai concurrently purchased 25% stake in Kion, the parent company and signed long-term supply agreement between Linde Hydraulics and Kion). Multiple based on 2011 EBITDA
- **Hägglunds**: Exposure to high growth end-markets such as mining (~ 30% of sales) and marine and offshore energy (~ 20% of sales), including wind energy. After-market revenue accounted for ~ 35% of sales
- **Faster**: Makes quick-release couplings and multi-connectors used in hydraulic power systems, which are different from Sauer-Danfoss's core products

Source: 2013 and 2014 multiples based upon Special Committee Case financial forecast, Company filings.
Note: EBITDA adjusted to exclude one-time charges.

9 LAZARD

CONFIDENTIAL Minority Buy-In Premiums: Summary Analysis Median 1-day premium for all cash buy-in offers is 29%. In slightly over half of these, the acquiror ultimately increased the initial offer by a median of 15% SUMMARY MINORITY BUY-IN PREMIUM DATA (FINAL OFFER) # OF TRANS- PREMIUM OF FINAL ACTIONS 1-DAY 1-WEEK 4-WEEK VS. INITIAL OFFER MEAN MEDIAN MEAN MEDIAN MEAN MEDIAN MEAN MEDIAN ALL-CASH 15 28% 29% 30% 30% 33% 29% 15% 15% CONSIDERATION CASH + STOCK 3 18% 19% 17% 18% 13% 14% 13% 13% STOCK 11 18% 22% 19% 23% 18% 23% 7% 7% TOTAL 29 23% 24% 24% 26% 26% 25% 12% 10% 59% of all analyzed Memo: All-Cash Min/Max 4% / 46% 6% / 46% 5% / 103% transactions included a revised offer Source: SDC. 10 Note: Minority buy-in transactions (U.S. public targets, excluded short-form mergers and other subsequent offerings) in excess of $250 million since 1/1/2002; at least 51% held at announcement and 100% ownership after transaction; underlying transaction universe identical to the one shown in the presentation to the Special Committee dated January 30, 2013.

Appendix

Special Committee Case: Key Assumptions Americas, Europe, and APAC growth reduced to market growth rate as projected in Management Forecast Reflects growth from increasing hydraulics content per machine Assumes no market share gains in these regions China growth kept same as Management Forecast (16.0% CAGR vs. expected market growth rate of 7.3%) Reflects opportunity to benefit from strong long-term growth in China machinery and equipment market EBITDA margin kept same as in Management Forecast (2014E – 2017E average of 20.2%) Special Committee selected financial plan CapEx and net working capital as percentage of sales kept same as in for Lazard analysis Management Forecast Comparison of '13E - '17E Growth Rates Special Committee Case Management Forecast Forecast Americas 4.6% 6.9% APAC 4.5% 6.3% Europe 4.5% 6.6% China 16.0% 16.0% Total 5.7% 7.6% Source: Special Committee Case financial forecast.

CONFIDENTIAL Weighted Average Cost of Capital Calculation ($ in millions, except per share data) Stock Equity Debt / Levered Unlevered Cost of Company Price Value Debt + Equity Beta (a) Beta Equity AGCO $50.86 $4,933 20.7% 1.44 1.23 11.4% Caterpillar 92.25 55,995 15.7% 1.35 1.20 10.8% Deere 87.82 34,083 16.2% 1.16 1.03 9.6% Eaton 61.69 28,574 27.5% 1.26 1.01 10.2% Oshkosh 38.78 3,388 22.0% 1.89 1.60 14.4% Parker-Hannifin 93.56 13,955 12.6% 1.19 1.09 9.8% Sauer-Danfoss 54.14 2,624 6.4% 1.91 1.83 14.5% Sun Hydraulics 28.40 741 0.0% 1.44 1.44 11.4% Terex 32.96 3,642 36.6% 1.91 1.39 14.5% Toro 45.11 2,630 7.8% 0.96 0.91 8.2% Average 16.5% 1.45 1.27 11.5% Median 15.9% 1.39 1.22 11.1% Assumptions Marginal Tax Rate 35.0% Risk Free Rate of Return(b) 1.9% Equity Risk/Market Premium(c) 6.6% Size Premium(d) 1.7% Pre-Tax/After-Tax Cost of Debt Pre-Tax 4.0% 4.5% 5.0% 5.5% 6.0% After-Tax 2.6% 2.9% 3.3% 3.6% 3.9% Debt / Debt / Levering Relevered Cost of Ent. Value Equity Factor Beta Equity Weighted-Average Cost of Capital 0.0% 0.0% 1.000 1.22 11.7% 11.7% 11.7% 11.7% 11.7% 11.7% 10.0% 11.1% 1.072 1.30 12.3% 11.3% 11.3% 11.4% 11.4% 11.4% 20.0% 25.0% 1.163 1.41 13.0% 10.9% 11.0% 11.0% 11.1% 11.2% 30.0% 42.9% 1.279 1.55 13.9% 10.5% 10.6% 10.7% 10.8% 10.9% 40.0% 66.7% 1.433 1.74 15.2% 10.1% 10.3% 10.4% 10.5% 10.7% 50.0% 100.0% 1.650 2.01 16.9% 9.8% 9.9% 10.1% 10.2% 10.4% 60.0% 150.0% 1.975 2.40 19.5% 9.4% 9.6% 9.8% 10.0% 10.1% Source: Barra, Bloomberg, FactSet, Ibbotson Associates. Note: Excludes CNH because share price reflects FIAT Industrial merger. (a) Local predicted levered beta per Barra. (b) Risk Free Rate is the 10-year US Treasury Yield as of 2/27/13. (c) Represents the long-term expected equity risk premium based on differences between large company stock total returns and long-term government bonds historical arithmetic mean returns on the S&P 500 from 1926-2008 (2012 Ibbotson Associates Yearbook). (d) Size premium for mid-cap company ($2.4 - $3.6bn equity value) from the 2012 Ibbotson Associates Yearbook. 12

CONFIDENTIAL Management Forecast: DCF Analysis – For Illustrative Purposes Only ($ in millions, except per share data) Lazard did not rely upon the Management Forecast for purposes of its analysis pursuant to the instruction of the Special Committee after its consideration of the risks inherent in the Management Forecast, but it is provided here for illustrative purposes Q4 '13E - '17E Discount Total Enterprise Value Region 2011A 2011A 2012A 2012A 2013E 2014E 2015E 2016E 2017E CAGR Rate 6.0x 6.5x 7.0x Americas $892 $205 $205 $950 $981 $1,037 $1,115 $1,198 $1,283 6.9% $2,852 $3,016 $3,179 10.0% % growth 6.5% 3.3% 5.7% 7.5% 7.4% 7.1% 10.5% 2,796 2,956 3,116 APAC 161 40 42 167 160 168 180 192 204 6.3% 11.0% 2,742 2,898 3,054 % growth 3.7% (4.2%) 5.0% 7.1% 6.7% 6.3% Europe 801 171 135 669 651 685 735 786 842 6.6% Discount Implied Equity Value % growth (16.5%) (2.7%) 5.2% 7.3% 6.9% 7.1% Rate China 203 30 31 130 165 191 225 261 299 16.0% 6.0x 6.5x 7.0x % growth (36.0%) 26.9% 15.8% 17.8% 16.0% 14.6% 10.0% $3,020 $3,184 $3,347 10.5% 2,964 3,124 3,284 Total Sales $2,057 $446 $413 $1,916 $1,957 $2,081 $2,255 $2,437 $2,628 7.6% 11.0% 2,910 3,066 3,223 % growth 25.4% (7.4%) (6.9%) 2.1% 6.3% 8.4% 8.1% 7.8% Discount R&D 64 18 16 64 70 78 86 98 105 Implied Perpetuity Growth Rate % margin 3.1% 4.1% 3.9% 3.3% 3.6% 3.7% 3.8% 4.0% 4.0% 6.0x 6.5x 7.0x 10.0% 1.2% 1.8% 2.4% EBITDA 458 68 67 399 394 421 460 495 527 7.5% 10.5% 1.7% 2.3% 2.8% % margin 22.3% 15.2% 16.1% 20.8% 20.1% 20.2% 20.4% 20.3% 20.0% 11.0% 2.1% 2.7% 3.3% CapEx 52 29 25 49 70 72 80 86 92 7.1% Discount Implied Price Per Share % of sales 2.5% 6.5% 6.2% 2.5% 3.6% 3.5% 3.5% 3.5% 3.5% Rate 6.0x 6.5x 7.0x 10.0% $62.32 $65.70 $69.07 NWC 256 -- -- 227 261 278 301 325 351 10.5% 61.17 64.47 67.77 % of sales 12.4% 11.9% 13.3% 13.4% 13.4% 13.3% 13.4% 11.0% 60.05 63.27 66.49 Source: Management, Company filings. Note: EBITDA adjusted to exclude one-time charges. 13

CONFIDENTIAL Present Value of Future Share Price Analysis: For Illustrative Purposes Only ($ in millions, except per share data) If the Special Committee Case is achieved, the present value of future share price is in the range of ~$40 (at current unaffected multiple) to ~$58 (assuming ~2.5x multiple expansion) Future Share Price PV of Sauer-Danfoss Share Price at Cost of Equity of 13% Reference EV/NTM 80 7.0x NTM EBITDA multiples EBITDA 2014E assuming fully $71.70 7.0x $58.49 6.0x NTM EBITDA distributed shares $64.72 6.0x 51.35 65 4.4x NTM EBITDA (unaffected) $62.59 $56.21 4.4x 40.06 $48.17 50 $42.75 $39.38 35 Unaffected 2013E 2014E NTM EBITDA $394 $412 $442 Net Cash 168 250 383 Source: Lazard presentation to the Special Committee dated January 30, 2013. Updated for certain market data. Analysis based on the Special Committee Case financial forecast. Note: Analysis includes annual dividends of $1.40 per share. 14

CONFIDENTIAL Leveraged Recapitalization Analysis: For Illustrative Purposes Only ($ in millions, except per share data) Increasing leverage to ~1.0x would allow Sauer-Danfoss to distribute $600m in cash to shareholders ($12.38/share). Assuming the higher leverage resulted in 1.0x multiple expansion, total value to shareholders would be ~$48, or +21% relative to Sauer- Danfoss’s unaffected share price of $39.38 One Time Dividend Amount $200 $400 $600 $800 Sources Cash from Balance Sheet $200 $341 $341 $341 New Debt - 59 259 459 Total Sources $200 $400 $600 $800 Total Debt / 2012A EBITDA 0.4x 0.6x 1.1x 1.6x Net Debt / 2012A EBITDA nm 0.3x 0.8x 1.3x Dividend per Share $4.13 $8.25 $12.38 $16.51 Total Value to Shareholders Unaffected 2013E Multiple (4.4x) $39.38 $39.38 $39.38 $39.38 +0.50x 43.44 43.44 43.44 43.44 +1.00x 47.51 47.51 47.51 47.51 +1.50x 51.57 51.57 51.57 51.57 Premium to Unaffected Price ($39.38) +0.50x 10.3% 10.3% 10.3% 10.3% +1.00x 20.6% 20.6% 20.6% 20.6% +1.50x 31.0% 31.0% 31.0% 31.0% Source: Lazard presentation to the Special Committee dated January 30, 2013. Updated for certain market data. Analysis based on the Special Committee Case financial forecast. Note: Assumes $100m minimum cash. 15

SAUER DANFOSS
CONFIDENTIAL

Leveraged Buyout Analysis: For Illustrative Purposes Only

($ in millions, except per share data)

Danfoss has indicated it is not interested in a sale of the company to a third-party

SOURCES OF FUNDS

	Purchase Price		
	$50.00	$55.00	$60.00
Premium to Unaffected	27%	40%	52%
Implied 2012A Multiple	6.0x	6.7x	7.3x
Equity	$803	$886	$969
Senior Debt	1,198	1,198	1,198
Subordinated Debt	408	573	739
TV	$2,410	$2,658	$2,906
Equity % Total	*33%*	*33%*	*33%*
Total Leverage	*4.0x*	*4.4x*	*4.8x*

IRR MULTIPLE SENSITIVITIES

		Purchase Price		
		$50.00	$55.00	$60.00
Exit Multiple (Trailing)	6.0x	22.6%	17.7%	12.9%
	6.5x	25.2%	20.4%	15.8%
	7.0x	27.6%	23.0%	18.5%

SUMMARY P&L AND CREDIT METRICS

	Closing	2013E	2014E	2015E	2016E	2017E
Revenue		$1,957	$2,038	$2,166	$2,301	$2,443
% Growth		*2.1%*	*4.1%*	*6.3%*	*6.2%*	*6.1%*
EBITDA		$394	$412	$442	$467	$489
% Margin		*20.1%*	*20.2%*	*20.4%*	*20.3%*	*20.0%*
Total Debt	$1,772	$1,653	$1,500	$1,333	$1,147	$943
% Paydown	--	*7%*	*15%*	*25%*	*35%*	*47%*
Total Leverage	4.4x	4.2x	3.6x	3.0x	2.5x	1.9x
EBITDA/Interest		3.6x	4.1x	4.7x	5.5x	6.5x
FCF/Total Debt		7.2%	10.2%	12.5%	16.2%	21.7%

Source: Lazard presentation to the Special Committee dated January 30, 2013. Updated for certain market data. Analysis based on the Special Committee Case financial forecast.
Note: Assumes 3x senior debt @ 5% and up to 2x subordinated debt @ 9%, subject to minimum equity contribution of 33%. Minimum cash of $100m.

16 | LAZARD